EXHIBIT 10.1

ANTIK DENIM, LLC
LICENSE AGREEMENT

THIS AGREEMENT entered into by and between ANTIK DENIM, LLC, a California limited liability company, having its principal office at 5804 E. Slauson Avenue, Commerce, California 90040 (“Licensor”) and Mercier SARL a French Company having its principal office at 1659 Chemin Robert Brun, ZA Camp Laurent 83500, La Seyne sur Mer, France (“Licensee”) with reference to the following recitals:

WHEREAS, Licensor is the owner of certain proprietary rights in and to the intellectual property (trademarks, copyrights and pending patent) identified in Exhibit C (the “Property”). Licensor desires to license the Property; and

WHEREAS, Licensee wishes to use the "Property" upon and in connection with the manufacture, sale, marketing and distribution of the products described in the attached Exhibit A. The products described in the attached Exhibit A on which or in connection with which Licensee uses the Property shall hereinafter be referred to as “Licensed Product(s)”.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, the parties agree as follows:

1.	GRANT OF LICENSE

(a) Licensor grants to Licensee, subject to the terms and conditions of this Agreement, and subject to Paragraph 1(b) below, the exclusive right within the Territory for those Licensed Products on Exhibit A: (i) to use the Property upon the Licensed Products described in the attached Exhibit A and in connection with the Licensed Products' design, development, manufacture, sale, marketing and distribution to the general wholesale and retail trade; and (ii) to use the brand names copyrighted and/or trademarked to Licensor to merchandise the Licensed Products. Licensor reserves any rights, benefits and opportunities not expressly granted to Licensee under this Agreement.

2.	TERRITORY

(a) ‘’The Territory’’ is described on exhibit B

(b) In the event that Licensor fails to distribute product in one or several countries of the “ Territory” within (18) months from the inception of this Agreement, Licensor shall have the option to carve out such countries of the ‘’Territory’’ from this Agreement, which action shall not be considered a breach of this Agreement by Licensor and, further, which action shall have no affect on the Minimum Guaranteed Royalties and Minimum Guaranteed Net Sales requirements as set forth in this Agreement. In the event that Licensor carves out any countries of the Territory from the Agreement pursuant to this Section 2(b), Licensor shall be entitled to grant a license to a third party in such country under any terms and conditions that Licensor deems appropriate under the circumstances.

3.	TERM

(a) The parties agree that the term of this Agreement commenced on April 18, 2007 and will extend for an initial “First Term” of twenty (20) months from April 18, 2007 through December 31st, 2008 and will include four (4) one (1)-year “Extended Terms”, each of which is subject to Licensee’s achievement of Minimum Net Sales as described below, unless this Agreement is earlier terminated pursuant to the provisions hereof.

(b) Further Extensions of Term Beyond the Extended Terms. Upon expiration of the last Extended Term, this Agreement shall automatically renew for five (5) one (1) year renewal terms (the “Renewal Terms”); provided, however, that Licensee shall not have breached its obligations under Paragraph 4(c) of this Agreement during the preceding final year of the Extended Term or the immediately preceding Renewal Term, as the case may be, which breach has not been cured within thirty (30) days of notice thereof by Licensor. The Initial Term, Extended Terms and Renewal Terms are collectively referred to herein as the “Term”.

4.	ROYALTIES

(a) Licensee shall pay to Licensor royalty (“Royalty” or “Royalties”) in accordance with the schedule set forth on Exhibit D hereto. Such Royalty shall be based on Net Sales of the Licensed Products. Such Royalty shall accrue when the Licensed Products are sold, distributed, billed and/or paid for, whichever occurs earlier. "Net Sales" shall mean gross sales (the gross invoice amount billed customers) of the Licensed Products, less discounts, freight charges and allowances actually shown on the invoice and, further, less any bona fide returns (net of all returns actually made or allowed as supported by credit memorandum actually issued to the customers) provided such returns do not exceed ten percent (10%) of gross sales per Calendar Year.
Costs incurred in the manufacturing, selling, advertising and distribution of the Licensed Products shall not be deducted nor shall any deduction be allowed for any uncollectible accounts or allowances. No deductions shall be made for any discounts not reflected on the invoice(s), or commissions, for taxes, fees, assessments, impositions, payments or expenses of any kind which may be incurred or paid by Licensee in connection with the transfer of funds or royalties or with the conversion of any currency into United States dollars.

(b) Royalty payments shall be made by Licensee to Licensor on all Net Sales.

(c) Guaranteed Minimum Royalty: Licensee agrees upon execution of that agreement to pay Licensor for the ‘’First Term’’ as an advance on royalties the sum of two hundred and fifty thousand dollars ($ 250,000).

For the ‘’Extended Terms’’ of that agreement, Licensee agrees to pay Licensor a non-refundable “Guaranteed Minimum Royalty” listed below under “Guarantee”, allocated in quarterly installments.

ANNUAL PERIOD	GUARANTEE	MINIMUM NET SALES
04/18/07 - 12/31/08	$250,000	$2 500,000
01/01/09 - 12/31/09	$250 000	$2 500 000
01/01/10 - 12/31/10	$500 000	$5 000 000
01/0/1/11 - 12/31/11	$750 000	$7 500 000
01/01/12 - 12/31/12	$1 000 000	$10 000 000

(1) Minimum Net Sales - During the First Term and for each of the Extended Terms, Licensee agrees to achieve “Minimum Net Sales” which sales shall result in minimum earned royalties as provided for in Paragraph 4 (c), which minimums shall equate the Licensee’s Guarantee Minimum Royalty for the basis for renewal of the First Term and each of the Extended Terms. Licensee acknowledges that failure to pay Guaranteed Minimum Royalties would be a material breach of this Agreement..

(2) If pursuant to Paragraph 3(a), this Agreement is extended beyond the fourth (4th) Extended Term, and Licensee has not breached the terms and conditions of this Agreement during the preceding term, Licensee agrees that (a) the Guaranteed Minimum Royalty and Minimum Net Sales for any year thereafter shall increase to

ANNUAL PERIOD	GUARANTEE	MINIMUM NET SALES
2013	$1 250 000	$12 500 000
2014	$1 500 000	$15 000 000
2015	$1 750 000	$17 500 000
2016	$2 000 000	$20 000 000
2017	$2 000 000	$20 000 000

(3) If upon termination or expiration of this Agreement the Royalties paid and/or payable by Licensee to Licensor during the Royalty Period is less than the Guaranteed Minimum Royalty for such Royalty Period, Licensee shall pay such difference to Licensor; provided, however, if this Agreement is terminated due to Licensor’s default, in addition to any rights and remedies available to Licensee, Licensee shall only be responsible for Royalties earned under Paragraph 4 hereof up to the date of termination of this Agreement. Royalty payments shall be credited against the Guaranteed Minimum Royalty.

(d) Licensor may impose a charge on all overdue payments at a rate equal to the lesser of one and one-half percent (1 ½%) per month or the maximum rate allowed by law, without prejudice to any other rights of Licensor under this Agreement.

(e) All of Licensee's obligations under this Paragraph 4 shall be performed without any right of Licensee to invoke set-offs deductions and other similar rights.

5.	ROYALTY PAYMENT AND REPORTING

(a) Licensee shall pay the royalties based upon Net Sales in quarterly periods ending on the last days of January, April, July, and November. Payments shall be received by Licensor on or before the thirty (30) day period after the end of each quarterly period (the “Royalty Period”). The last Royalty Period shall end on the last day of the Term, and the Sell-Off Period (as defined below), if any, shall be considered its own Royalty Period. At the time of payment, Licensee will also furnish to Licensor by way of electronic reporting forms to be furnished by Licensor, all required information as requested on the electronic reporting forms (whether or not the sale of Licensed Products are subject to a royalty during the immediately preceding Royalty Period) and statements of other information as the electronic forms may require. Such electronic statements shall be furnished to the Licensor whether or not any Licensed Products have been shipped, distributed and/or sold and whether or not actual royalties have been earned during the preceding Royalty Period. Royalty statements will be certified true and correct by a duly authorized officer of Licensee if Licensee is a corporation or by a principal of Licensee if Licensee is a partnership or sole proprietor by submitting a hard copy to Licensor or by electronic signature via the Internet. Licensee shall follow instructions in Paragraph 25 of this Agreement for proper method of reporting electronic royalty statements. All payments to Licensor, as required by this Paragraph will be addressed to Licensor at the address provided in Paragraph 25. Neither the expiration nor the termination of this Agreement shall relieve Licensee from its royalty payment obligations.

(b) All amounts to be paid by Licensee to Licensor under this Agreement shall be payable in United States currency according to a method directed by Licensor (including by electronic transfer) without deduction for taxes (including withholding taxes), levies, duties, imports, commissions, expenses or charges of any kind.

(c) Neither the receipt nor acceptance by Licensor of any royalty payment or royalty statement shall prevent Licensor from subsequently challenging the accuracy or validity of such payment or statement.

(d) During the term of this Agreement and for at least two (2) years following the termination or expiration of this Agreement, Licensee shall maintain at Licensee's principal office such books and records including but not limited to production, inventory and sales records (collectively “Books and Records”) as are necessary to substantiate that (i) all statements submitted to Licensor hereunder were true, complete and accurate, (ii) all royalties and other payments due Licensor hereunder shall have been paid to Licensor in accordance with the provisions of this Agreement, and (iii) no payments have been made, directly or indirectly, by or on behalf of Licensee to or for the benefit of any Licensor employee or agent who may reasonably be expected to influence Licensor's decision to enter this Agreement or the amount to be paid by Licensee under this Agreement. (As used in this Paragraph, “payment” shall include money, property, services, and all other forms of consideration.) All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied. During the term of, and for two (2) years after the termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit and copy by or on behalf of Licensor during business hours, and upon reasonable notice which shall not be less than ten (10) business days. If any such audit reveals a discrepancy between the royalties owed Licensor and the royalties Licensee paid, Licensee shall pay such discrepancy, plus interest calculated at the lesser of one and one-half percent (1 ½%) per month or the maximum rate allowed by law. If such discrepancy is more than fifteen percent (15%), Licensee shall reimburse Licensor upon demand for the cost of such audit including any reasonable attorneys' fees in connection therewith. If any such audit reveals that Licensee has paid to Licensor an overpayment of royalties, Licensor shall pay such discrepancy, plus interest calculated at the lesser of one and one-half percent (1 ½%) per month or the maximum rate allowed by law. If such discrepancy is more than fifteen percent (15%), Licensor shall reimburse Licensee for any reasonable attorneys’ fees in connection there with.

6.	MARKETING AND DISTRIBUTION

(a) Any promotional material ) proposed to be used in solicitation or marketing efforts must have the prior written approval of Licensor in accordance with the procedures in Paragraph

8. For purposes of this Section 6(a), the following items shall not be deemed promotional materials: (a) items associated with Licensee’s corporate identification, such as business cards, letterhead, invoices; (b) line sheets used internally by Licensee’s sales force; (c) look books created for use by Licensee’s sales and marketing departments, but not intended for distribution to retailers or consumers; and (d) press kits consisting of press clippings, tear sheets, copies of advertisements, etc.

(b) Licensee shall diligently and continuously market and distribute the Licensed Products in the Territory and will use its best efforts to make and maintain adequate arrangements for the marketing and distribution necessary to meet the demand for the Licensed Products in the Territory.

(c) Licensee agrees to use its best efforts to produce quantities of the Licensed Products sufficient to supply promptly the reasonably foreseeable demand for the Licensed Products.

7.	SALE OF LICENSED PRODUCTS TO LICENSOR

Licensee agrees to sell to Licensor the Licensed Products in such quantities, as Licensor may need in connection with its retail activities. All sales by Licensee to Licensor of Licensed Product(s) shall be on terms at least as good as those given by Licensee to any of its customers such that the Licensor can purchase the Licensed Product(s) from the Licensee at a price never to exceed the lowest price offered to any other customer of the Licensee and on such other terms that are as good as the most favorable terms given to any other customers of the Licensee.

8.	QUALITY AND APPROVAL

(a)	Purpose of Quality Control.

In order to maintain the quality reputation of the Property, all Licensed Products and promotional or packaging material relating to the Licensed Products must have Licensor's prior written approval, not to be unreasonably withheld.

(b)	Design/Concept Approval.

Licensee shall submit to Licensor for approval, not to be unreasonably withheld, pre-production submittals consisting of concepts, designs, line drawings or sketches and finished artwork, as the case may be, with respect to any proposed Licensed Products or promotional or packaging material relating to the Licensed Products (“Concept Submittal(s)”). Once Licensor has approved the concept for a Licensed Product, Licensee shall be entitled to create prototypes which Licensee may then use to solicit orders for such Licensed Products. Licensee shall not manufacture, or distribute any promotional or packaging material relating to the Licensed Products before obtaining Licensor's written approval of Concept Submittals for each such Licensed Product. If Licensor fails to communicate its approval or disapproval of any Concept Submittal within eight days (8) days after receipt of Licensee's submission, Licensor shall be deemed to have approved such Concept Submittal.

(c)	Pre-Production Approvals.

Licensee shall submit to Licensor for approval the CADS, not to be unreasonably withheld then printed or embroidered strike-off or pre-production samples for any proposed Licensed Products (“Sample Submittal(s)”). Licensee shall not manufacture, or distribute any Licensed Products before obtaining Licensor's written approval of the CADS and Sample Submittals for each such item. If Licensor fails to disapprove any Sample Submittal within eight (8) days after receipt of Licensee's submission, Licensor shall be deemed to approve such Sample Submittal.

(d)	Quality Maintenance.

Licensee shall maintain the same quality in the Licensed Products and promotional and packaging material relating to the Licensed Products produced as in the Sample Submittals approved by Licensor. Upon commencement of manufacture and distribution of the Licensed Products and/or promotional and packaging material relating to said Licensed Products after all required approvals have been given by Licensor, Licensee shall submit, at its own cost, one (1) set of the production samples of the Licensed Products and/or promotional and packaging material to Licensor

(e)	Changes.

If during the term of this Agreement there is to be any change in the Licensed Products or the promotional or packaging material relating to the Licensed Products after the approval of production samples, Licensee must comply with the provisions of Paragraph 8(b) and Paragraph 8(c) for such Licensed Product or material before its manufacture, sale, marketing or distribution, as the case may be.

(f)	Licensee's Production Facilities.

Licensee agrees to furnish Licensor promptly with the addresses of Licensee's production facilities for the Licensed Products and the names and addresses of the persons or entities, if any, which are manufacturing each of the Licensed Products for Licensee. Licensor shall have the right upon reasonable notice to Licensee, during regular business hours, at its own expense to inspect any production facilities where any Licensed Products are being manufactured for the purpose of enabling Licensor to determine whether Licensee is adhering to the requirements of this Agreement relating to the nature and quality of the Licensed Products and the use of the Property in connection therewith. For purposes of this provision, manufacturing shall be deemed to mean the process of screen-printing, engraving, decorating or any other process used by the manufacturer, to apply or attach the Property to Licensed Products, and to trims such as buttons, hangtags and labels. It would not include: major assembly processes such as cutting and sewing, laundry and finishing processes.

(g)	Close-Outs, Imperfect, Irregulars or Second Quality Items.

Licensee shall have the right to sell and distribute Licensed Products which are close-outs, overruns, imperfect, irregular or second quality through such outlets and in such manner as Licensee may reasonably determine; provided, however, that such products shall be limited to ten percent (10%) in the aggregate of first quality sales (measured in number of units sold), reconciled on an annual basis, and, provided further that Licensee shall notify Licensor as to the retailers selected for the disposition of merchandise. .

(h)	Damaged, Defective or Non-Approved Items.

Licensee shall not sell any items that are damaged, defective, or non-approved. To the extent that any such items shall exist during the Term of this Agreement, Licensee agrees that such items will be disposed of in accordance with instructions from Licensor.

9.	RESTRICTIONS ON ADVERTISING AND SALES

(a) Licensee shall not advertise the Property and/or Licensed Products on billboard, radio, or television without the prior written consent of Licensor, not to be unreasonably withheld.

(b) Licensee agrees that it shall not tie-in the sale of Licensed Products depicting or using the Property to the sale of other Licensed Products or services and shall not depict or associate any other person or character along with the Property for any purpose without Licensor's prior written approval.

(c) Restrictions on Purchaser Usage. Licensee shall not knowingly sell Licensed Product(s) to any third party who intends to create a new or different product by affixing the Licensed Product(s) on or incorporating the Licensed Product(s) in the third parties’ product. Any such use by a third party is prohibited and the license granted hereunder shall not extend as to any such product. Licensee shall incorporate into any contract with any third party regarding a Licensed Product the following provision:

“Purchaser shall not use this product to create a new and different good. Creation of a new and different good using the product shall constitute an unauthorized and unlawful use of the product.”

10.	OWNERSHIP OF RIGHTS

(a) Licensor is the sole and exclusive owner of all rights, title and interest in and to the Property. Licensee shall not (i) use any Property in connection with any products or services other than the Licensed Products in the Territory, (ii) use the Trademarks as part of any Domain Name, or (iii) authorize, knowingly sell or distribute, directly or indirectly, the Licensed Products, to a person that intends or is likely to resell or distribute them outside the permitted channels set forth on Exhibit A (with the exception of those sales made pursuant to Section 8(g)).

(b) Licensee warrants that it has not and does not assert any right in the name of Antik Denim, except for its use as a Licensee hereunder. Licensee agrees never to claim any other kind of property right in the Property and agrees not to make any application for state or federal trademarks for any Trademark (or any mark similar thereto or derivative thereof), without Licensor’s prior approval.

(c) Licensor and Licensee agree and intend that all artwork and designs created by Licensee (“Licensee Created Artwork”) or any other person or entity and used as part of or in connection with the Licensed Products shall be the property of Licensor and shall constitute “Property” hereunder, and Licensor shall be entitled to use and license to others the right to use such artwork and designs subject to the provisions of this Agreement; provided, however, that during the Term of this Agreement, Licensor shall not grant any licenses to others to use any such Licensee Created Artwork without Licensee’s prior consent. Licensee assigns to Licensor the copyright in all such artwork and designs, and any renewals thereof, including all registration and applications thereof, and the right to exercise such rights in any manner and means now known or hereafter devised in perpetuity. Licensee agrees to execute any additional documents proposed by Licensor to effectuate and confirm Licensor's sole and exclusive ownership of all copyright in and to such artwork and designs, and Licensee irrevocably appoints Licensor as its attorney-in-fact to execute any and all such documents if Licensee fails to return executed copies of such documents to Licensor within five (5) days following submission.

(d) The use of any additional trademark, service mark, trade dress, word, name, symbol or device that is not scheduled on Exhibit C to identify or distinguish any of the Licensed Products (“New Mark”) shall inure to the benefit of Licensor. The use of any such New Mark in connection with any of the Licensed Products shall be made only with Licensor's written prior approval, which approval will be at Licensor’s sole discretion. If any New Marks are approved by Licensor, such New Marks shall be exclusive with respect to this Agreement such that Licensee shall not manufacture, sell, distribute, promote, or advertise, or authorize the manufacture, sale, distribution, promotion, or advertisement of, any product (other than the Licensed Products) in connection with such New Marks. All trademark rights in any such New Mark shall belong to Licensor and shall constitute “Property” hereunder and shall be exercised by Licensee only pursuant to Licensor's prior, written approval.

11.	GOOD WILL AND PROMOTIONAL VALUE

(a) Licensee recognizes the value of the good will associated with the Property and acknowledges that the Property and all rights therein and the good will pertaining thereto belong exclusively to Licensor. Licensee further acknowledges that the Property has acquired secondary meaning in the mind of the public. Licensee agrees that during this Agreement, or thereafter, it will not challenge or otherwise contest the title or any rights of Licensor to the Property or the validity of the license being granted.

(b) Licensee's use of the Property shall inure to the benefit of Licensor and that Licensee shall not, at any time, acquire any rights in the Property by virtue of any use it may make of the Property.

12.	INFRINGEMENTS

Licensee shall assist Licensor in the enforcement of any rights of Licensor in the Property. Licensor may commence or prosecute any claims or actions in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall promptly notify Licensor in writing of any infringements, misappropriations, or other violations by third parties of the Property, which may come to

Licensee's attention. Licensor shall have sole right to determine whether any action shall be taken on account of any infringement, misappropriation or violation. Licensee shall not contact the third party, make any demands or claims, institute any suit or take any other action on account of such infringements without first obtaining the prior written permission of Licensor. All costs and expenses, including attorneys' fees, incurred in connection with any suit instituted by Licensee without the consent of Licensor shall be borne solely by Licensee.

13.	COOPERATION WITH LICENSOR

(a) Licensee agrees to cooperate with Licensor in the prosecution of any trademark or copyright application that Licensor may desire to file, or in the conduct of any litigation relating to the Property. Licensee shall supply to Licensor such samples, containers, labels, sales information and similar material and, upon Licensor's request, shall procure evidence, give testimony and cooperate with Licensor as may reasonably be required in connection with any such application or litigation.

(b) With respect to all claims and actions, including actions in which Licensee is joined as a party; Licensor shall have the sole right to employ counsel of its choosing and to direct handling of the litigation and any settlement thereof. Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such actions. Upon Licensor’s request, Licensee shall assist Licensor in the enforcement of any rights of Licensor in the Property, and Licensor shall reimburse Licensee for its reasonable expenses incurred as a result of such cooperation.

14.	TRADEMARK, PATENT AND COPYRIGHT PROTECTION

(a) The license is conditioned upon Licensee's complete compliance with the provisions of the trademark and copyright laws of the United States and the foreign country or countries in the licensed Territory.

(b) Licensor has the right but not the obligation, to obtain at its cost appropriate trademark, patent and copyright protection for the Property, the Licensed Products and/or the promotional and packaging material, and Licensee shall reasonably cooperate with Licensor in connection therewith. Licensee shall not register any of the Property in any manner.

(c) Licensee shall cooperate with Licensor in protecting the Property. In the event that any claim or problem arises with respect to the Property in the licensed Territory, Licensee shall promptly advise Licensor in writing of such event. Licensor has no obligation to take any action whatsoever in the event that any claim or problem arises with respect to the protection of the Property. Licensor shall have the right, however, to proceed with counsel of its own choice.

(d) Licensee shall not at any time apply for any copyright, trademark or patent protection, which would affect Licensor's ownership of any rights in the Property nor file any documents with any governmental authority or take any other action which could affect Licensor's ownership of the Property, or aid or abet anyone else in doing so.

15.	COMPLIANCE WITH GOVERNMENT STANDARDS

Licensee represents and warrants that the Licensed Products, their packaging, marketing, sales and distribution shall meet or exceed all Federal, State and local laws, ordinances, standards, regulations and guidelines pertaining to such Licensed Products or activities, including, but not limited to, those pertaining to product safety, quality, labeling and propriety. Licensee agrees that it will not package, market, sell or distribute any Licensed Products or cause or permit any Licensed Products to be packaged, marketed, sold or distributed in violation of any such Federal, State or local law, ordinance, standard, regulation or guideline.

16.	IDENTIFICATION

Licensee shall place its own name or identifying mark on the Licensed Products or on their packaging in an inconspicuous manner so that Licensor can readily identify the source of the Licensed Products. Licensee shall utilize security yarns in its woven labels in accordance with instructions from Licensor. Licensor may institute a different identification program for security purposes, subject to Licensor’s approval, which approval shall not be unreasonably withheld. Licensee may order directly from his supplier (LABELTEX) his security labels

17.	TRADEMARK AND COPYRIGHT NOTICES

(a) All Licensed Products and all promotional and packaging material shall contain appropriate legends, markings and/or notices as required from time to time by Licensor, to give notice to the public of Licensor's rights. Unless otherwise expressly approved in writing by Licensor, each usage of the Trademarks shall be followed by either “TM”, or the Trademark Notice Symbol “®”. Licensor will provide Licensee with the appropriate legend for each Licensed Product and/or promotional and packaging material during the approval process.

(b) Licensee shall use no other markings, legends and/or notices on or in association with the Licensed Products or on or in association with the promotional and packaging material other than the specified legend and Licensee's legend, without first obtaining Licensor's prior express written approval.

19.	MANUFACTURER'S AGREEMENT

Licensee shall not contract with any manufacturer as defined in Paragraph 8(f) without Licensor’s authorization. In the event that Licensee desires to have a manufacturer produce one or more Licensed Products, or any component thereof, Licensee shall provide Licensor with the name, address, telephone number and name of the principal contact of the proposed manufacturer. . In addition, Licensee shall remain fully responsible for ensuring that the products are manufactured in accordance with the terms herein including approval and the Licensee shall take the steps necessary to ensure that the manufacturer: (a) produces the product only as and when directed by Licensee; (b) does not distribute, sell or supply the Licensed Products to any person or entity other than Licensee; and (c) does not delegate in any manner whatsoever its obligations with respect to the Licensed Products. Licensee’s failure to comply with this Paragraph 19 may result in termination of this Agreement and confiscation and seizure of products.

20.	TERMINATION

(a) Without prejudice to any other rights that Licensor may have, Licensor may at any time give written notice of termination effective immediately (unless otherwise specified herein),

(1) If within one hundred eighty (180) days of execution of this Agreement, Licensee shall not have begun the bona fide distribution and sale of the Licensed Products in commercially reasonable quantities throughout the Territory;

(2) If Licensee shall fail for sixty (60) consecutive days to continue the bona fide distribution and sale of the Licensed Products in commercially reasonable quantities throughout the Territory;

(3) If Licensee shall fail to timely make any payment due hereunder or submit any statement required hereunder and such failure to pay or submit a statement is not remedied within fifteen (15) days of receipt of written notice thereof;

(4) If Licensee shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors;

(5) If the quality in any Licensed Products is lower than in the approved samples referred to in Paragraph 8 and such failure to maintain the same quality in the Licensed Products as in the approved samples is not remedied within thirty (30) days of receipt of written notice thereof ;

(6) If Licensee manufactures, sells, markets, distributes or uses any Licensed Products or promotional or packaging material relating to the Licensed Products without Licensor's approval as provided for by this Agreement or continues to manufacture, sell, market, distribute or use any Licensed Products or promotional or packaging material relating to the Licensed Products if such breach is not remedied within thirty (30) days of receipt of written notice thereof;

(7) If Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any Licensed Products or promotional or packaging material relating to the Licensed Products because of safety, health or other hazards or risks to the public;

(8) If Licensee breaches any provision of this Agreement relating to the unauthorized assertion of rights in the Property, and such breach is not remedied within thirty (30) days of receipt of written notice thereof;

(9) If Licensee breaches any provision of Paragraph 26 relating to assignment and sub-licenses

(10) If Licensee fails to obtain or maintain insurance coverage as required by the provisions of this Agreement;

(b) If reasonable grounds for insecurity arise with respect to Licensee's performance of this Agreement, Licensor may in writing demand adequate assurance of due performance. Until Licensor receives such assurance in writing, it may suspend its performance of this Agreement. If Licensor does not receive such written assurance within five (5) days after Licensee’s receipt of its request thereof or within such other shorter period of time as Licensor may reasonably designate under the circumstances, the failure by Licensee to furnish such assurance will constitute a material breach, which entitles Licensor to immediately terminate this Agreement.

(c) Without prejudice to any other rights, which Licensee may have, Licensee may terminate this Agreement upon thirty (30) days written notice to Licensor of the occurrence of a material breach of any of the material terms, covenants, representations and/or warranties of this Agreement which breach is not remedied by Licensor to Licensee’s reasonable satisfaction within such thirty (30) day notice period.

(d) Licensee acknowledges that breach or threatened breach of this Agreement will result in immediate and irremediable damage to Licensor and that money damages alone would be inadequate to compensate Licensor. Therefore, in the event of a breach or threatened breach of this Agreement by Licensee, Licensor may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or threatened breach of this Agreement by Licensee or infringement of any rights of Licensor. If Licensor employs attorneys or incurs other expenses in connection with obtaining injunctive relief, Licensee shall reimburse Licensor for its reasonable attorneys’ fees and other expenses.

21.	POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

(a) If this Agreement is terminated for any cause under Paragraph 20(a) or (b), Licensee and Licensee's receivers, representatives, trustees, agents, administrators, successors or permitted assigns shall have no right after the effective date of termination to manufacture, sell, ship, market or distribute Licensed Products or to use any promotional and packaging material relating to the Licensed Products. Licensee's final statement and payment of royalties (and all other amounts due hereunder) including the difference, if any, between all royalties based upon Net Sales for the annual period and the Guaranteed Minimum Royalty for such annual period, shall be received by Licensor within ten (10) days after the effective date of termination. Licensee shall send all payments and statements required by Paragraph 21(a) to Licensor at the address in Paragraph 24.

(b) After expiration of the Term of this Agreement or the termination of this Agreement under any provision other than Paragraph 20(a) or (b), Licensee may sell, ship, market and distribute Licensed Products which are on hand or in the process of manufacture at the date of expiration or at the time notice of termination is received for a period of one hundred eighty (180) days after the date of expiration or the date of notice of termination (“Sell-Off Period”), as the case may be, provided that the Royalties with respect to that period are paid and the appropriate statements for that period are furnished. Licensee shall make no post-termination sales to affiliates, except in the ordinary course of its business operations. For purposes of this subparagraph, “affiliate” shall mean (i) any entity having any relationship, contract, or arrangement with Licensee whereby Licensee has or exercises or has the power to exercise, directly or indirectly, any manner, control, direction, or restraint over the business or operations of such entity, or (ii) Licensee and such entity are subject to common or mutual control or direction by some other entity. Any Licensed Products not sold, shipped and distributed by Licensee within this one hundred eighty (180) day period must be destroyed or reprocessed so that the Property is no longer present in whole or in part on the Licensed Products or on their packaging material. Upon Licensor's request, Licensee shall provide evidence satisfactory to Licensor of such destruction or reprocessing of remaining Licensed Products or packaging material. After expiration of the Sell-Off Period, Licensee's final statement and payment of royalties including the difference, if any, between all royalties based upon Net Sales and the full Guaranteed Minimum Royalty shall be received by Licensor within thirty (30) days after expiration of the Sell-Off Period. Licensee shall send all payments and statements required by Paragraph 21(b) to Licensor at the address in Paragraph 24. To maintain the integrity of the Property and the reputation and goodwill associated therewith, Licensee shall not sell or distribute any Licensed Products through “going out of business,” consignment, liquidation, or auction sales or similar methods, except with the prior written consent of Licensor or as otherwise provided in this Agreement.

(c) After the expiration or termination of this Agreement and except as provided in Paragraph 21(b), all rights granted to Licensee under this Agreement shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Property or any further reference to the Property, either directly or indirectly, or from use of any marks or designs similar to the Property in connection with the manufacture, sale, marketing or distribution of Licensee's products. Licensee also shall turn over to Licensor all molds, silk-screens and other materials, which reproduce the Property or shall give evidence satisfactory to Licensor of their destruction. Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by Licensee or by others of such molds, silk-screens or reproduction materials which are not turned over to Licensor.

(d) Licensee acknowledges that any breach or threatened breach of any of Licensee's covenants in this Agreement relating to the Property, including without limitation, Licensee's failure to cease the manufacture, sale, marketing or distribution of the Licensed Products or the promotional and packaging material relating to the Licensed Products at the termination or expiration of this Agreement, except as provided in Paragraph 21(b), will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee of Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for any such breach or threatened breach, and Licensee agrees that in the event of any such breach or threatened breach, Licensor shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

(e) Within twenty (20) business days after expiration or notice of termination of this Agreement, as the case may be, Licensee shall deliver to Licensor a written report indicating the number and description of the Licensed Products, which it had on hand or in the process of manufacture as of the date of expiration or at the time termination notice is received. Licensor may conduct a physical inventory in order to verify such report. If Licensee fails to submit the required written report or refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its rights under this Agreement to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other available remedies.

22.	INDEMNITY AND INSURANCE

(a) Licensee acknowledges that it will have no claims against Licensor for any damage to property or injury to persons arising out of the operation of Licensee's business. Licensee agrees to indemnify, hold harmless and defend Licensor with legal counsel acceptable to Licensor from and against all demands, claims, injuries, losses, damages, actions, suits, causes of action, proceedings, judgments, liabilities and expenses, including reasonable attorneys' fees, court costs and other legal expenses, arising out of or connected with the Licensed Products, the promotional or packaging material relating to the Licensed Products, Licensee's methods of manufacturing, marketing, selling or distributing the Licensed Products, or any breach by Licensee of any provision of this Agreement or of any warranty made by Licensee in this Agreement. No approval by Licensor of any action by Licensee shall affect any right of Licensor to indemnification hereunder.

(b) Licensee shall obtain and maintain during the term of this Agreement and the one hundred eighty (180) day disposal period, if any, provided for in Paragraph 21(b), comprehensive general liability insurance coverage, including product liability insurance, naming Licensor as additional insured. Such insurance shall be underwritten by insurers satisfactory to Licensor and shall be written for limits of not less than one Million Dollars ($1,000,000.00) each occurrence combined, for bodily injury, including death and property damage. Licensee shall furnish Licensor promptly upon the execution of this Agreement with a certificate of insurance stating thereon the limits of liability, the period of coverage, the parties insured (including Licensee and Licensor), and the insurer's agreement not to terminate or materially modify such insurance without endeavoring to notify Licensor in writing at least ten (10) days before such termination or modification. Licensee’s coverage shall be primary, and any insurance maintained by Licensor shall be in excess of, and not contributing to, the insurance provided by Licensee.

(c) Licensee has the responsibility to procure legally sufficient permission from the copyright owner(s) of photographs, illustrations, artwork, and recorded and published music used in conjunction with the manufacture and distribution of the Licensed Products. Licensee indemnifies and holds Licensor harmless from any and all claims made by third parties with respect to copyrighted material used by Licensee that is licensed from, or owned by, a party other than Licensor.

(d) The existence of the insurance coverage shall not mitigate, alter or waive the indemnity provisions of Paragraph 22(a). Licensor shall not be responsible for the payment of the premiums, charge taxes, assessments or other costs for the insurance.

23.	REPRESENTATION, WARRANTY AND INDEMNIFICATION

Licensor warrants and represents that: (a) Licensor (and the officers executing on its behalf) has full right and power to enter into this Agreement; (b) neither the execution and the delivery of this Agreement, nor the license granted herein, will violate the terms of any existing licenses with third parties;(c) so long as this Agreement remains in effect, Licensor shall not commit any act or enter into any agreement with any third party which is inconsistent or in conflict with this Agreement; (d) the Property and any and all other materials delivered by Licensor to Licensee shall be original or under a valid license to Licensee with right to provide the License as set forth herein to Licensee; and (e) neither the execution and performance of this Agreement by Licensor nor the license granted herein, infringes, misuses, misappropriates or conflicts with the rights, including copyright, trademark and other intellectual property rights or contract rights, licensed to or from, or owned by, a party other than Licensor. Licensor shall defend, indemnify and hold harmless Licensee, its parent, affiliated companies and partners and their respective officers, directors, members, employees and agents from and against any and all liabilities, claims, obligations, suits, judgments, amounts paid in settlement, costs and expenses (including, without limitation, reasonable attorneys fees, court costs and expenses) which Licensee may incur as a result of a breach by Licensor of any its representations, warranties, covenants or undertakings as set forth in this Agreement.

24.	NOTICES

Unless otherwise specified herein, all notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given (i) when hand delivered, (ii) upon delivery when sent by express mail, courier, overnight mail or other overnight or next day deliver service, (iii) when received/sent by facsimile provided that a copy thereof is contemporaneously delivered pursuant to Paragraph 24 (i), (ii), or (iv) hereof, or (iv) three (3) days after the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company or immediate transmittal, charges prepaid, addressed as follows:

Licensor:
ANTIK DENIM, LLC
5804 E. Slauson Avenue
Commerce, CA 90040
Attn: Mr. Paul Guez, CEO

Licensee:
MERCIER SARL
1659 Chemin Robert Brun
ZA Camp Laurent 83500 la Seyne sur Mer, France
Attn: Mr. Julian Sidonio, CEO

Licensor or Licensee may change its address by giving written notice of such change of address to the other.

25.	PAYMENT AND STATEMENT ADDRESS

Licensee shall send payments and statements to:

ANTIK DENIM, LLC
5804 E. Slauson Avenue
Commerce, CA 90040, USA

26.	ASSIGNMENT AND SUBLICENSE

The license granted hereunder is personal to Licensee, and Licensee shall not assign or transfer any of its rights under this Agreement or delegate any of its obligations under this Agreement (whether voluntarily, by operation of law, change in control or otherwise) without Licensor's prior written approval, not to be unreasonably withheld. Any attempted assignments, transfer, or delegation by Licensee without such approval shall be void and a material breach of this Agreement. A change in the majority ownership or a material change in the management of Licensee shall constitute an assignment of rights under this Paragraph requiring Licensor's prior written approval. Licensor is entering into this Agreement with Licensee based, in substantial part, on the unique attributes, which Licensee and its business offer, in view of Licensee's management, products and methods of operation. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

27.	APPROVALS

Any approval or consent required by this Agreement to be obtained from Licensor must be in writing and shall not be unreasonable withheld, conditioned or delayed.

28.	COSTS AND EXPENSES

Each party shall bear and pay all costs and expenses arising in connection with its performance of this Agreement.

29.	INDEPENDENT CONTRACTOR

Licensee is an independent contractor and not an agent, partner, joint venturer, affiliate or employee of Licensor. No fiduciary relationship exists between the parties. Neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party, its agents or employees. Licensee shall have no authority to obligate or bind Licensor in any manner. Licensor has no proprietary interest in Licensee and has no interest in the business of Licensee, except to the extent expressly set forth in this Agreement.

30.	SEVERABILITY

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions, which will maintain the economic purposes and intentions of this Agreement.

31.	EXHIBITS

All references to "Exhibit" or "Exhibits" herein shall mean those Exhibits A through D attached to this Agreement, which Exhibits, wherever referred to herein, are hereby incorporated into this Agreement as though fully set forth herein.

32.	SURVIVAL

Licensee's obligations and agreements under Paragraphs 4, 5, 8, 11, 15, and 19 shall survive the termination or expiration of this Agreement.

33.	MISCELLANEOUS

(a)	Captions.

The captions for each Paragraph have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

(b)	Scope and Amendment of Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, supersedes any and all prior and contemporaneous negotiations, contracts, understandings or agreements in regard to the license of the Property in connection with the Licensed Products in the Territory and is intended as a final expression of their agreement.

(c)	Governing Law.

This Agreement will be deemed to have been executed in the State of California and will be construed and interpreted according to the laws of that State without regard to its conflicts of law principles or rules. The parties agree that any legal action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California. Licensee consents to the personal jurisdiction of such courts, agrees to accept service of process by mail and hereby waives any jurisdictional or venue defenses otherwise available to it.

(d)	Attorneys' Fees.

If either party brings any legal action or other proceeding to interpret or enforce the terms of this Agreement, or retains a collection agent to collect any amounts due under this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys' fees and any other costs incurred, in addition to any other relief to which it is entitled.

(e)	Interpretation.

The parties agree that each party and its counsel have reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(f)	Waiver.

The failure of Licensor to insist in any one or more instances upon the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Licensor shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Licensor of any default or right shall not constitute waiver of any other default or right. No waiver shall be deemed to have been made unless expressed in writing and signed by an authorized officer of Licensor.

(g)	Time of the Essence.

Time is of the essence with respect to the obligations to be performed under this Agreement.

(h)	Rights Cumulative.

Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives on the dates indicated below.

"LICENSOR"

ANTIK DENIM, LLC

By:  /s/ Paul Guez

Paul Guez, Chief Executive Officer

Date:

“LICENSEE”

Mercier SARL

By:  /s/ Julian Sidonio

Julian Sidonio, Chief Executive Officer

Date:

EXHIBIT A
Licensed Products

Denim and Sportswear Apparel for Men and Women bearing the Antik Denim Trademark.

Licensor undertakes to supply at least one full sample set before each season and on a more regular basis CADS and TECH PACKS once items completed.

Exhibit B
 Territory

France, Spain, Italy, Germany, Austria, Portugal, Benelux, England, Ireland, Switzerland, Greece, Portugal, Denmark, Sweden, Norway

And all other European territories now or in the future

EXHIBIT C
Intellectual Property

Trademarks (Registered and Pending)

Word Mark

Eagle Logo Mark

Pocket Design

Copyrights

Pocket Design

Logo with Words

Logo without Words

Patent

Pocket Design

EXHIBIT D
  Royalties

10% of Net Sales

EXHIBIT E
Hot Item Clause

Specific to Products of the moment deemed hot and in order to exploit best market, three items per category and per season may be presented by Licensee to Licensor in TECH PACKS with swatch sample provided that the quality of those items is same as the standard of the rest of the Licensed Products